Exhibit 99

Piper Jaffray Companies, 800 Nicollet Mall, Minneapolis, MN 55402-7020
C O N T A C T Jennifer A. Olson-Goude Investor and Media Relations Tel: 612 303-6277
F O R  I M M E D I A T E  R E L E A S E
Piper Jaffray Companies Announces
2009 Fourth Quarter and Year-end Results
MINNEAPOLIS – Jan. 27, 2010 – Piper Jaffray Companies (NYSE: PJC) today announced net income of $12.3 million from continuing operations, or $0.63 per diluted common share, for the quarter ended Dec. 31, 2009, compared to a net loss from continuing operations of $153.0 million, or $9.76 per diluted share, for the fourth quarter of 2008. In the third quarter of 2009, continuing operations generated net income of $9.3 million, or $0.47 per diluted common share. Fourth quarter 2009 net revenues from continuing operations were $132.9 million, compared to $59.4 million in the year-ago period, and $119.7 million for the third quarter of 2009.
For the full year 2009, the company recorded net income from continuing operations of $30.4 million, or $1.55 per diluted common share, compared to a net loss from continuing operations of $183.5 million, or $11.59 per diluted share, for the year-ago period.
“We are pleased with our fourth quarter and full year 2009 results,” said Andrew S. Duff, chairman and chief executive officer. “In 2009, we advanced our asset management strategy with our announced acquisition of Advisory Research, and we found the right balance between maintaining lower costs and investing in our business. Our efforts are reflected in our improving operating margin, gains in market share, and progress on increasing our return on equity.”
Results of Continuing Operations

Fourth Quarter
Net Revenues
Investment Banking
For the fourth quarter of 2009, total investment banking revenues were $73.6 million, up 189 percent compared to the fourth quarter of 2008 and up 52 percent compared with the third quarter of 2009.
•	Equity financing revenues were $36.5 million, significantly higher than $4.2 million and $17.8 million recorded in the fourth quarter of last year and the third quarter of 2009, respectively. Piper Jaffray served as bookrunner on half of the deals that it completed, resulting in higher average economics on the capital raised.

•	Fixed income financing revenues were $26.1 million, up 144 percent compared to the same period last year, and up 27 percent compared to the third quarter of 2009. Public finance achieved the second highest revenues ever and drove the strong performance and taxable debt underwriting also contributed.

•	Advisory services revenues were $11.0 million, up 4 percent and 8 percent, compared to the year-ago period and the third quarter of 2009, respectively.
The following is a recap of completed deal information for the fourth quarter of 2009:
•	40 equity financings raising a total of $4.9 billion in capital.

•	147 tax-exempt issues with a total par value of $3.0 billion.

•	8 merger and acquisition transactions with an aggregate enterprise value of $745 million. (The number of deals and the enterprise value include disclosed and undisclosed transactions.)
Institutional Brokerage
For the quarter ended Dec. 31, 2009, institutional brokerage generated net revenues of $50.1 million, significantly improved compared to $28.5 million in the fourth quarter of 2008, and down 21 percent compared to the strong third quarter of 2009.

•	Equity institutional brokerage revenues were $28.0 million, the same as the year-ago period, and down 11 percent compared to the third quarter of 2009, which was driven by lower volumes and commissions per share in the U.S.

•	Fixed income institutional brokerage revenues were $22.1 million, a substantial improvement from $0.4 million recorded in the year-ago period, which included $17.7 million of losses related to aircraft structured products and a tender option bond program. Compared to the third quarter of 2009, revenues declined 31 percent, mainly due to lower secondary municipal revenues and fewer municipal strategic trading opportunities.
Fourth Quarter
Non-Interest Expenses
For the fourth quarter of 2009, compensation and benefits expenses were $79.8 million, up 64 percent compared to the year-ago period and up 11 percent compared to the third quarter of 2009. The increases compared to both periods were driven by improved results. The compensation ratio for the fourth quarter of 2009 was 60.0 percent, compared to 81.9 percent in the fourth quarter of 2008, and 60.0 percent in the third quarter of 2009.
For the fourth quarter of 2009, non-compensation expenses were $34.2 million, which included $1.4 million of legal and professional fees associated with the announced acquisition of Advisory Research. For the fourth quarter of 2008, non-compensation expenses were $179.3 million, which included a $130.5 million charge for impairment of goodwill, and $9.7 million for a restructuring charge. Non-compensation expenses for the third quarter of 2009 were $32.3 million.
Other Matters
In the fourth quarter of 2009, $15.9 million, or 347,421 shares, was repurchased pursuant to a share repurchase authorization, which runs through June 2010. The company has $61.1 million remaining under this authorization.

Full Year 2009
Net Revenues
For the full year 2009, net revenues were $468.8 million, an increase of 44 percent compared to 2008, mainly driven by significantly improved performance in fixed income institutional brokerage and increased equity and fixed income financing revenues, partially offset by lower advisory services revenues and equity institutional brokerage revenues.
The following is a recap of completed deal information for the full year of 2009:
•	106 equity financings raising a total of $20.7 billion in capital.

•	526 tax-exempt issues with a total par value of $10.7 billion.

•	31 merger and acquisition transactions with an aggregate enterprise value of $3.7 billion. (The number of deals and the enterprise value include disclosed and undisclosed transactions.)
Full Year 2009
Non-Interest Expenses
For the full year 2009, compensation and benefits expenses were $281.3 million, up 13 percent compared to $249.4 million in 2008. The increase was attributable to improved results in 2009. The compensation ratio improved in 2009 to 60.0 percent compared to 76.4 percent in 2008.
Non-compensation expenses were $131.0 million, which included $3.6 million of restructuring charges and $1.5 million of additional expense related to the announced acquisition of Advisory Research. The company significantly reduced core non-compensation expenses compared to 2008. Non-compensation expenses were $300.6 million in 2008, which included $17.9 million of restructuring charges, a $130.5 million charge for goodwill impairment, and $8.0 million for write-offs related to travel and legal expenses for equity financings that were not completed.
Additional Shareholder Information

	As of Dec. 31, 2009	As of Sep. 30, 2009	As of Dec. 31, 2008
Number of employees:	1,039	1,017	1,038
FAMCO AUM:	$6.9 billion	$6.7 billion	$5.9 billion
Shareholders’ equity:	$778.6 million	$781.8 million	$748.0 million
Annualized Return on Average Adjusted Shareholders’ Equity[1]	7.3%	5.5%	(15.7)%
Book value per share:	$49.80	$48.94	$47.69
Tangible book value per share[2]:	$38.50	$38.10	$36.53

[1]	Adjusted shareholders’ equity equals total shareholders’ equity, including goodwill associated with acquisitions, less goodwill resulting from the 1998 acquisition of our predecessor company, Piper Jaffray Companies Inc., by U.S. Bancorp. Annualized return on average adjusted shareholders’ equity is computed by dividing annualized net income by average monthly adjusted shareholders’ equity. Management believes that annualized return on adjusted shareholders’ equity is a meaningful measure of performance because it reflects equity deployed in our businesses after our spin off from U.S. Bancorp on December 31, 2003. The following table sets forth a reconciliation of shareholders’ equity to adjusted shareholders’ equity. Shareholders’ equity is the most directly comparable GAAP financial measure to adjusted shareholders’ equity.

	Average for the
	Three Months Ended	Three Months Ended	Three Months Ended
(Dollars in thousands)	Dec. 31, 2009	Sept. 30, 2009	Dec. 31, 2008
Shareholders’ equity	$780,592	$779,810	$858,501
Deduct: goodwill attributable to PJC Inc. acquisition by USB	105,522	105,522	191,407

Adjusted shareholders’ equity	$675,070	$674,288	$667,094

[2]	Tangible shareholders’ equity equals total shareholders’ equity less all goodwill and identifiable intangible assets. Tangible book value per share is computed by dividing tangible shareholders’ equity by common shares outstanding. Management believes that tangible book value per share is a more meaningful measure of our book value per share. Shareholders’ equity is the most directly comparable GAAP financial measure to tangible shareholders’ equity. The following is a reconciliation of shareholders’ equity to tangible shareholders’ equity:

	As of	As of	As of
(Dollars in thousands)	Dec. 31, 2009	Sept. 30, 2009	Dec. 31, 2008
Shareholders’ equity	$778,616	$781,750	$747,979
Deduct: goodwill and identifiable intangible assets	176,692	173,117	175,105

Tangible shareholders’ equity	$601,924	$608,633	$572,874

Conference Call
Andrew S. Duff, chairman and chief executive officer, and Debbra L. Schoneman, chief financial officer, will host a conference call to discuss third quarter results on Wednesday, Jan. 27, at 9 a.m. ET (8 a.m. CT). The call can be accessed via live audio webcast available through the firm’s Web site at www.piperjaffray.com or by dialing (800) 926-7510, or (212)

231-2904 internationally, and referencing reservation #21455097. Callers should dial in at least 15 minutes early to receive instructions. A replay of the conference call will be available beginning at approximately 11 a.m. ET Jan. 27 at the same Web address or by calling (800) 633-8284 and referencing reservation #21455097.
About Piper Jaffray
Piper Jaffray Companies (NYSE: PJC) is a leading, international middle market investment bank and institutional securities firm, serving the needs of middle market corporations, private equity groups, public entities, nonprofit clients and institutional investors. Founded in 1895, Piper Jaffray provides a comprehensive set of products and services, including equity and debt capital markets products; public finance services; mergers and acquisitions advisory services; structured products; equity and fixed-income institutional brokerage; and equity research. Piper Jaffray headquarters are located in Minneapolis, Minnesota, with offices across the U.S. and in London and Hong Kong. Piper Jaffray & Co. is the firm’s principal operating subsidiary. (www.piperjaffray.com)
Cautionary Note Regarding Forward-Looking Statements
This press release and the conference call to discuss the contents of this press release contain forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are subject to significant risks and uncertainties that are difficult to predict. These forward-looking statements cover, among other things, statements made about general economic and market conditions, the timing of closing of our acquisition of Advisory Research, the expected benefits of this acquisition (including expectations regarding pre-tax income and mitigation of volatility in our business), anticipated financial results (including expectations regarding revenue and expense levels, operating margin, the compensation ratio, return on shareholders’ equity, our quarterly run rate for non-compensation expenses, and the ratio of non-compensation expenses to revenues), expected hiring activity, productivity levels, our current deal pipelines, market share gains and trends, the environment and prospects for capital markets transactions and institutional brokerage activity, liquidity and capital resources, inventory positions, share repurchase plans or other similar matters. These statements involve inherent risks and uncertainties, both known and unknown, and important factors could cause actual results to differ materially from those anticipated or discussed in the forward-looking statements, including (1) the transaction with Advisory Research may not be completed, or completed within the expected timeframe, (2) the expected benefits of the Advisory Research transaction, including earnings accretion, margin improvement, return on equity improvement, compensation ratio improvement, the mitigation of volatility in our overall business, and the achievement of scale sufficient to support organic growth, may take longer than anticipated to achieve and may not be achieved in their entirety or at all, (3) market and economic conditions or developments may be unfavorable, including in specific sectors in which we operate, and these conditions or developments (including market fluctuations or volatility) may adversely affect the environment for capital markets transactions and activity and our business, revenue levels and profitability, (4) the volume of anticipated investment banking transactions as reflected in our deal pipelines (and the net revenues we earn from such transactions) may differ from expected results if any transactions are delayed or not completed at all or if the terms of any transactions are modified, (5) we may not be able to compete successfully with other companies in the financial services industry, (6) our hiring of additional senior talent may not yield the benefits we anticipate or yield them within expected timeframes, (7) our ability to manage expenses, including our quarterly run rate for non-compensation expenses, may be limited by the fixed nature of certain expenses as well as the impact from unanticipated expenses, (8) an inability to access capital readily or on terms favorable to us could impair our ability to fund operations and could jeopardize our financial condition, (9) the other factors described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2008, and updated in our subsequent reports filed with the SEC (available at our Web site at www.piperjaffray.com and at the SEC Web site at www.sec.gov). Forward-looking statements speak only as of the date they are made, and readers are cautioned not to place undue reliance on them. We undertake no obligation to update them in light of new information or future events.
© 2010 Piper Jaffray & Co., 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402-7020
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Piper Jaffray Companies
Preliminary Unaudited Results of Operations

	Three Months Ended			Percent Inc/(Dec)		Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	4Q ’09	4Q ’09	Dec. 31,	Dec. 31,	Percent
(Amounts in thousands, except per share data)	2009	2009	2008	vs. 3Q ’09	vs. 4Q ’08	2009	2008	Inc/(Dec)
Revenues:
Investment banking	$73,086	$48,115	$23,985	51.9%	204.7%	$207,701	$159,747	30.0%
Institutional brokerage	45,662	59,576	23,359	(23.4)	95.5	221,117	117,201	88.7
Interest	9,595	10,398	9,714	(7.7)	(1.2)	36,254	48,496	(25.2)
Asset management	4,864	3,568	3,985	36.3	22.1	14,681	16,969	(13.5)
Other income	3,940	3,340	1,170	18.0	236.8	2,731	2,639	3.5

Total revenues	137,147	124,997	62,213	9.7	120.4	482,484	345,052	39.8

Interest expense	4,198	5,328	2,803	(21.2)	49.8	13,694	18,655	(26.6)

Net revenues	132,949	119,669	59,410	11.1	123.8	468,790	326,397	43.6

Non-interest expenses:
Compensation and benefits	79,774	71,802	48,653	11.1	64.0	281,277	249,438	12.8
Occupancy and equipment	7,804	7,703	8,699	1.3	(10.3)	29,705	33,034	(10.1)
Communications	5,679	5,474	5,893	3.7	(3.6)	22,682	25,098	(9.6)
Floor brokerage and clearance	2,860	2,974	2,892	(3.8)	(1.1)	11,948	12,787	(6.6)
Marketing and business development	5,607	5,498	5,673	2.0	(1.2)	18,969	25,249	(24.9)
Outside services	8,489	6,234	11,992	36.2	(29.2)	29,657	41,212	(28.0)
Restructuring-related expenses	—	—	9,712	—	(100.0)	3,572	17,865	(80.0)
Goodwill impairment	—	—	130,500	—	(100.0)	—	130,500	(100.0)
Other operating expenses	3,728	4,402	3,923	(15.3)	(5.0)	14,428	14,821	(2.7)

Total non-interest expenses	113,941	104,087	227,937	9.5	(50.0)%	412,238	550,004	(25.0)%

Income/(loss) from continuing operations before income tax expense/(benefit)	19,008	15,582	(168,527)	22.0	N/M	56,552	(223,607)	N/M

Income tax expense/(benefit)	6,756	6,316	(15,496)	7.0	N/M	26,183	(40,133)	N/M

Net income/(loss) from continuing operations	12,252	9,266	(153,031)	32.2	N/M	30,369	(183,474)	N/M

Income/(loss) from discontinued operations, net of tax	—	—	(287)	—	N/M	—	499	N/M

Net income/(loss)	12,252	9,266	$(153,318)	32.2	N/M	30,369	$(182,975)	N/M

Earnings allocated to participating stock awards	(2,243)	(1,690)	N/A	32.7	N/M	(5,481)	N/A	N/M

Net income applicable to Piper Jaffray Companies common shareholders	$10,009	$7,576	N/A	32.1%	N/M	$24,888	N/A	N/M

Earnings per basic common share
Income/(loss) from continuing operations	$0.63	$0.47	$(9.76)	34.0%	N/M	$1.56	$(11.59)	N/M
Income/(loss) from discontinued operations	—	—	(0.02)	—	N/M	—	0.03	N/M

Earnings per basic common share	$0.63	$0.47	$(9.78)	34.0%	N/M	$1.56	$(11.55)	N/M

Earnings per diluted common share
Income/(loss) from continuing operations	$0.63	$0.47	$(9.76)	34.0%	N/M	$1.55	$(11.59)	N/M
Income/(loss) from discontinued operations	—	—	(0.02)	—	N/M	—	0.03	N/M

Earnings per diluted common share	$0.63	$0.47	$(9.78)	34.0%	N/M	$1.55	$(11.55)	N/M

Weighted average number of common shares outstanding
Basic	15,803	16,031	15,676	(1.4)%	0.8%	15,952	15,837	0.7%
Diluted	15,908	16,131	15,676	(1.4)%	1.5%	16,007	15,837	1.1%

N/M	— Not meaningful

N/A	— Not applicable as allocation of income was not made due to net loss position

Piper Jaffray Companies
Preliminary Unaudited Revenues From Continuing Operations (Detail)

	Three Months Ended			Percent Inc/(Dec)		Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	4Q ’09	4Q ’09	Dec. 31,	Dec. 31,	Percent
(Dollars in thousands)	2009	2009	2008	vs. 3Q ’09	vs. 4Q ’08	2009	2008	Inc/(Dec)
Investment banking Financing
Equities	$36,542	$17,769	$4,225	105.7%	N/M	$81,668	$40,845	99.9%
Debt	26,097	20,493	10,687	27.3	144.2%	79,104	63,125	25.3
Advisory services	10,991	10,138	10,584	8.4	3.8	49,518	68,523	(27.7)

Total investment banking	73,630	48,400	25,496	52.1	188.8	210,290	172,493	21.9

Institutional sales and trading
Equities	28,004	31,438	28,040	(10.9)	(0.1)	120,488	129,867	(7.2)
Fixed income	22,104	32,101	432	(31.1)	N/M	117,176	6,295	N/M

Total institutional sales and trading	50,108	63,539	28,472	(21.1)	76.0	237,664	136,162	74.5

Asset management	4,864	3,568	3,985	36.3	22.1	14,681	16,969	(13.5)

Other income	4,347	4,162	1,457	4.4	198.4	6,155	773	N/M

Net revenues	$132,949	$119,669	$59,410	11.1%	123.8%	$468,790	$326,397	43.6%

N/M	— Not meaningful